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                                                                  Exhibit 10.14


                         EXPENSE REIMBURSEMENT AGREEMENT


MEMORANDUM OF AGREEMENT made at Montreal, Quebec, Canada on April 1st, 2005


BY AND BETWEEN:       HENRY BIRKS & SONS INC., a company incorporated under the
                      laws of Canada and having its head office at 1240 Phillips
                      Square, Montreal, (Quebec)
                      (hereinafter referred to as "Birks")


AND: INIZIATIVA S.A., a body incorporated under the Laws of Luxembourg and having its head office at 23 rue Monterey, Luxembourg
                      (hereinafter referred to as "Iniziativa"),


THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants herein contained, it is agreed by and between the Parties as follows:


                                   ARTICLE ONE
                                 INTERPRETATION

1.1. DEFINITIONS. For the purposes hereof, the following words and phrases shall have the following meanings, respectively, unless otherwise specified by the context:

       (a) "Advisory, Management and Corporate Services" shall have the meaning ascribed thereto at Section 2.1 and shall be hereinafter referred to as AMCS;

       (b) "Agreement" shall mean this Expense Reimbursement Agreement and all instruments supplemental hereto or any amendment or confirmation hereof; "herein", "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision;

       (c)    "Event of Default" shall have the meaning ascribed thereto at
              Section 5.2;

       (d) "Event of Force Majeure" shall have the meaning ascribed thereto at Section 4.1;

       (e) "Parties" shall mean Birks and Iniziativa and "Party" shall mean any one of them;

1.2 GENDER. Any reference in this Agreement to any gender shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.



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1.3    HEADINGS. The division of this Agreement into Articles, Sections,
       Subsections and other subdivisions and the insertion of headings are for convenience or reference only and shall not affect or be utilized in the construction or interpretation hereof.

1.4 SEVERABILITY. Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed here from and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from any illegal, invalid or unenforceable Article, Section, Subsection or other subdivision of this Agreement or any other provisions of this Agreement.

1.5 ENTIRE AGREEMENT. This Agreement, together with any documents to be delivered pursuant hereto or thereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

1.6 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether similar or not) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing and duly executed by the Party to be bound thereby.

1.7 GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the Laws of the province of Quebec and Laws of Canada applicable therein and shall be treated in all respects as a Quebec contract.

1.8 LANGUAGE. The parties have required that this Agreement and all documents or notices relating thereto be in the English language; les parties ont exige que cette convention et autre document ou avis y afferent soient en langue anglaise.

1.9 ACCOUNTING PRINCIPLES. Accounting terms not otherwise defined have the meanings ascribed thereto under Generally Accepted Accounting Principles
       (GAAP). Wherever in this Agreement reference is made to GAAP, such reference shall be deemed to be Generally Accepted Accounting Principles, from time to time approved by the Canadian Institute of Chartered Accountants applicable as at the date on which such calculation has been made, is made or required to be made in accordance with GAAP.

1.10 CURRENCY: Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.

1.11 INDEPENDENT CONTRACTOR. Nothing contained in this Agreement shall be construed as creating any relationship between the Parties other than that of independent contractors. Iniziativa shall not represent to third parties being authorized or entitled to execute or agree on behalf of Birks' or bind Birks to any agreement or document of any kind whatsoever.



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                                   ARTICLE TWO
                                    SERVICES

2.1 ADVISORY, MANAGEMENT AND CORPORATE SERVICES. On Birks's request, Iniziativa agrees to provide to Birks the following services (collectively known as the "AMCS"):

       (a) provide Birks with general assistance concerning strategic issues and opportunities and make recommendations as to the development, planning and formulation of business strategies;

       (b) assist Birks on financial matters especially financial projections and financing structures and models, reporting systems and control;

       (c) assist in the coordination of the relations and/or negotiations with external bodies and other companies including without limitation, banks and financial institutions;

       (d) assist Birks in the preparation of various reports and in any necessary coordination relating thereto;

       (e) perform professional visits to or on behalf of Birks as Birks may so request;

       (f) perform a variety of services, as requested, including but not limited to support to production, marketing, merchandising, production etc.

2.2 REPRESENTATIONS AND WARRANTIES. Iniziativa hereby represents and warrants to Birks as follows and acknowledges that Birks is relying upon such representations and warranties in connection with this agreement:

       (a) the personnel of Iniziativa will have the required skills and capacity to provide AMCS in accordance with this Agreement; and

       (b) Iniziativa knows of no facts or circumstances, which would prevent it from providing personnel to Birks hereunder.

       (c) Iniziativa represents that the amounts to be invoiced to Birks shall be reasonable in all of circumstances, having regard to the nature of the services to be rendered, the qualifications of the person providing such services and generally prevailing market conditions.

2.3 STANDARD OF PERFORMANCE. The personnel of Iniziativa will perform AMCS in a professional and prudent manner, using sound and proven principles and procedures, and in accordance with the best of care in the industry.

2.4 NOTIFICATION. Each Party shall forthwith notify the other Party of any circumstances or facts that materially and adversely affect or could reasonably be expected to materially and adversely affect such Party's performance of its obligations hereunder.


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                                  ARTICLE THREE
                                      FEES

3.1 Effective the date hereof, Birks shall, in consideration of Iniziativa agreeing to provide AMCS to Birks, reimburse or cause to be reimbursed to Iniziativa an amount equal to a maximum monthly amount of (euro)28,750 payable on the 1st calendar day after the receipt of the invoice including but not limited all the details listed in Section 3.3 and the presentation of documents satisfactory to support said payments.

3.2 OTHER OUT-OF-POCKET DISBURSEMENTS : Birks will also reimburse, upon presentation of supporting documents, Iniziativa for the following direct out-of-pocket disbursements reasonably and actually incurred by Iniziativa in the performance of AMCS:

       (a) lodging and transportation expenses reasonably incurred by the personnel of Iniziativa in the performance of AMCS; and

       (b) such other out-of-pocket disbursements as are reasonably required to be made by Iniziativa in providing AMCS under this Agreement.

3.3 INVOICES. Iniziativa will invoice Birks for amounts payable pursuant to Sections 3.1 and 3.2. Each invoice will be itemized to show, among other things, the personnel who during the calendar month rendered AMCS and the number of hours worked by each, the details of services rendered during the period and details of out-of-pocket disbursements and expenses covered by such invoice together with supporting vouchers and receipts.

       If needed any applicable exchange rate will be calculated in accordance with GAAP.

3.4 WHITHOLDING TAXES. Birks will withhold the applicable tax(es) if any on the gross amount representing payment for services rendered by a non-resident at the prescribed rate.

                                  ARTICLE FOUR
                                  FORCE MAJEURE

4.1 EVENT OF FORCE "MAJEURE". Subject to Section 5.2, a Party shall be excused from its failure to perform any of its obligations hereunder if such Party is unable to perform such obligation by reason of an Event of Force Majeure. "Event of Force Majeure" shall mean any of, and "Events of Force Majeure" shall be limited to:

       (a)    Acts of God;

       (b) expropriation, confiscation or requisitioning of facilities or compliance with any law which affects to a degree not presently existing the supply, availability of use of materials or labour;

       (c) acts or inaction on the part of any governmental authority or person purporting to act therefor;

       (d) embargoes, or acts of war or the public enemy, whether war be declared or not;

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       (e)    public disorder, insurrection, rebellion, riots or violent demonstrations;

       (f) floods, earthquakes, lightning, hail, inclement weather conditions or other natural calamities; and

       (g) any circumstances whether or not of the class or kind specifically named above not within the reasonable control of the Party affected and which, despite the exercise of reasonable diligence, such Party is unable to prevent, avoid or remove.

4.2 NOTICE OF FORCE MAJEURE. If any Party wishes to invoke an Event of Force Majeure, then it shall (i) immediately following the commencement of such Event of Force Majeure notify the other Party of the occurrence of such Event of Force Majeure, the reasonably estimated date and time on which it commenced and the nature of the Event of Force Majeure, and (ii) as soon as reasonably practicable thereafter submit to the other Party proof of the nature of such Event of Force Majeure. The Parties shall thereupon consult with one another concerning the effects of such Event of Force Majeure and will make all reasonable efforts to prevent and reduce to a minimum and mitigate the effect of any Event of Force Majeure.

4.3 TERMINATION OF FORCE MAJEURE. The Party affected by an Event of Force Majeure shall forthwith upon the termination of such Event of Force Majeure resume the performance of all of its obligations hereunder and notify the other Party of such termination.


                                  ARTICLE FIVE
                                 TERM; REMEDIES

5.1 TERM. This Agreement will become effective on April 1, 2005 and will remain in effect until March 31st, 2006. Notwithstanding anything to the contrary, the Board of Directors of Birks may at any time and its sole and absolute discretion terminates this Agreement upon written notice to Iniziativa. This Agreement will automatically terminated upon the change of control of either party.

5.2    EVENT OF DEFAULT. An "Event of Default" will mean any of the following:

       (a) The failure by any Party to perform or fulfill any obligation pursuant to the Agreement;

       (b) The bankruptcy of any Party or the making by such Party of an assignment for the benefit of creditors, or the appointment of a trustee or receiver and manager or liquidator to such Party for all or a substantial part of its property, or the commencement of bankruptcy, reorganization, arrangement, insolvency or similar proceedings by or against such Party under the laws of any jurisdiction, except where such proceedings are defended in good faith by such Party.

5.3 REMEDIES. If any Event of Default shall have occurred to any Party, then the other Party may exercise the remedies permitted by the law of Quebec and/or Canada.

5.4 DEFAULT INTEREST. If any Party fails to pay as and when due and payable any amount hereunder, then such Party shall pay interest on such amount from the due date up to and including the date when such amount and all interests thereon are paid in full at the rate per

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       annum equal to (i) the rate of interest commonly known and referred to as the prime rate of the National Bank of Canada plus (ii) one percent (1%). Such interests shall be payable on demand.

                                   ARTICLE SIX
                                     GENERAL

6.1 NOTICES. Any notice, consent, approval, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivery or sent by telex, telecopier or similar telecommunication device and addressed:

       (a)    in the case of Birks to:

                Attention:    President & CEO and to the Chief Financial Officer
                              Copy to: Vice-President and General counsel
                              Henry Birks & Sons Inc, 1240 Phillips Square,
                              Montreal, Quebec, H3B 3H4, Canada

       (b)    in the case of Iniziativa to:

                Attention:    The Director Finance
                              Iniziativa S.A.
                              23 rue Monterey
                              L-2086, Luxembourg
                and a copy to: - The Group CEO;
                              Regaluxe Investment SarL - Branch Office
                              Via Pomba 1, 10123,
                              Turin, Italy.

       Any notice, consent, approval, direction or other instrument given as aforesaid shall be deemed to have been effectively given and received, if sent by telex, telecopier or similar telecommunications device on the next Business day following such transmission or, if delivered, to have been given and received on the date of such delivery. Any Party may change its address for service by written notice given as aforesaid.

6.2    TIME. Time shall be of the essence of this Agreement.

6.3 ASSIGNMENT. Either Party, upon written notice to the other, may assign this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and at the place first above mentioned.

                                   INIZIATIVA S.A.


                                   Per:     /s/ Filippo Recami
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                                   Per:
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                                   HENRY BIRKS & SONS INC.


                                   Per:     /s/ Thomas A. Andruskevich
                                        ----------------------------------------
                                   Thomas A. Andruskevich, President and Chief
                                   Executive Officer